Exhibit 10.6

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into on this 31st day of July, 2013 (the “Effective Date”), by and between BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (the “Company”), REIT TRS Holding, LLC, a Delaware limited liability company (“REIT TRS”), and BEHRINGER HARVARD MULTIFAMILY REIT I SERVICES HOLDINGS, LLC, a Texas limited liability company (the “Service Provider”).
WITNESSETH
WHEREAS, the Service Provider serves as the external advisor to the Company pursuant to that certain Fifth Amended and Restated Advisory Management Agreement, dated as of the Effective Date (the “Existing Advisory Agreement”);
WHEREAS, on the Effective Date, the Company, Behringer Harvard Multifamily OP I LP, REIT TRS, Behringer Harvard Multifamily REIT I Services Holdings, LLC, the Service Provider, Behringer Harvard Multifamily Management Services, LLC, and Behringer Harvard Institutional GP LP entered into that certain Master Modification Agreement (the “Modification Agreement”), and certain related agreements;
WHEREAS, upon the execution and delivery of the Modification Agreement, the Company desires to engage the Service Provider to provide certain services to the Company, REIT TRS and their respective Affiliates to prepare the Company for a successful transition from being externally advised to being self-managed and provide related operational support to the Company during the transition process, except as otherwise provided under the Existing Advisory Agreement; and
WHEREAS, the Service Provider is willing to provide such services on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS
The following defined terms used in this Agreement shall have the meanings specified below:
Affiliate. Except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company, Behringer Harvard Multifamily OP I LP, and

their respective Subsidiaries shall not be considered Affiliates of any of the Service Provider, Behringer Harvard Multifamily REIT I Services Holdings, LLC, Behringer Harvard Multifamily Management Services, LLC, Behringer Harvard Institutional GP LP, Behringer Harvard Holdings, LLC, or their respective Affiliates and vice versa.
Board. The Board of Directors of the Company.
Change of Control shall occur, with respect to any specified person, if (a) any Group, who prior to such time beneficially owned (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), shall acquire (including by merger, consolidation or otherwise) voting shares or other equity interests of such specified person, in one or more transactions or series of transactions, and after such transaction or transactions such Group beneficially owns 50% or more of voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), or (b) such specified person shall sell all or substantially all of its assets to any Group which, prior to the time of such transaction, beneficially, directly or indirectly, owned less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests).
Charter. The Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended or restated from time to time.
Group. Any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.
Person. An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.
Other Service Recipients. Any other Person with respect to which the Service Provider or any of its Affiliates provide any services substantially similar to the Transition Services.
Special Committee. The committee of the Board formed and authorized with respect to certain self-management transactions, the members of which are, as of the Effective Date, E. Alan Patton, Jonathan L. Kempner, Roger D. Bowler and Sami S. Abbasi.
Subsidiary or Subsidiaries of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns. For the avoidance of doubt, the Company and its Subsidiaries shall not be considered Subsidiaries of the Service Provider and its Affiliates.

Texas Tax Code. The Texas Tax Code as amended. Reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

ARTICLE II.
SERVICES AND TERMS
2.01    Services to be Provided by the Service Provider.
(a)    During the period commencing on the Effective Date and continuing until the expiration of this Agreement or the earlier expiration of the respective Transition Service (as defined below), the Service Provider will provide the Company and its Subsidiaries with such services as are required to enable the Company to become self-managed upon the closing of the Self-Management Transactions (as defined in the Modification Agreement) as are reasonably requested by the Company, including the specific services set forth on Schedule A hereto (collectively, the “Transition Services”). The Transition Services shall only be made available for, and the Company shall only be entitled to utilize the Transition Services for, the benefit of the operation of its business. The Service Provider shall provide the Transition Services in accordance with industry custom and in a professional and workmanlike manner.
(b)    Unless otherwise specifically set forth in this Agreement, the Service Provider will perform for the Company, or cause one or more of its Affiliates or third Persons to provide to the Company, the Transition Services. In connection with providing the Transition Services, the Service Provider shall at all times during the term of this Agreement remain in compliance with all applicable federal, state and local laws, rules and regulations. Notwithstanding the foregoing, to the extent there is a change to such laws, rules or regulations relating to the Transition Services (whether identified by the Service Provider or the Company), all required changes to the Transition Services resulting from such change in law will be considered as within the scope of the Transition Services.
(c)    In addition to such employees of the Service Provider and its Affiliates that may be used to perform any of the Transition Services, the Service Provider may retain any reputable third Person (that is, a Person who is not an Affiliate of the Service Provider) and qualified to perform such Transition Services or portion thereof (each, a “Subcontractor”) to assist the Service Provider in the performance of the Transition Services; provided, however, that the Company must give its prior written consent to any such Subcontractor (which consent shall not be unreasonably withheld). The Service Provider shall remain ultimately responsible for ensuring that the obligations set forth in this Agreement are satisfied with respect to any Transition Service provided by any Subcontractor. The Service Provider shall remain fully liable for all of the acts and omissions of each Subcontractor and shall indemnify, defend and hold harmless the Company and its Affiliates for any claims arising out of or in connection with such acts or omissions, in each case pursuant to Article V of this Agreement and as if the Service Provider itself were providing the subject Transition

Service or portion thereof. Unless the Company otherwise agrees in writing with a Subcontractor, the Company shall have no liability or responsibility to any Subcontractor for the payment of the Subcontractor’s fee or for reimbursement to any Subcontractor of its expenses or to indemnify any Subcontractor in any manner. For the avoidance of doubt, the Service Provider shall not be obligated to engage any Subcontractor or incur any other third party costs in connection with providing Transition Services.
(d)    The Service Provider shall not have any obligation to acquire, upgrade or enhance any proprietary systems, processes, or assets used in its business. The Service Provider shall not be required to provide any additional support or maintenance services for any proprietary systems, processes, or assets to be acquired, upgraded or enhanced at the request of the Company pursuant to this Agreement.
2.02    Company’s Obligations. The Company shall, as reasonably necessary or appropriate to enable and facilitate the provision of the Transition Services by the Service Provider and its Affiliates and designees, use commercially reasonable efforts to: (a) provide timely responses to any information reasonably requested by the Service Provider and its Affiliates and designees; (b) at reasonable times and upon reasonable advance notice by Service Provider, provide access to the Company’s facilities, employees, assets and information and records; and (c) obtain and maintain all hardware and other equipment (ordinary wear and tear excepted), leases and contracts. Notwithstanding the foregoing, this Section 2.02 shall only obligate the Company to provide such information and access to the extent such information and access relates to any Transition Services. The Service Provider and its Affiliates and designees, when on the property of the Company or when given access to any equipment, computer, software, network or files owned or controlled by the Company, will conform to, and abide by, the reasonable policies and procedures of the Company concerning health, safety and security which have been made known to the Service Provider or its applicable Affiliates or designees in advance or which were applicable to the provision of such Transition Service prior to the Effective Date. The Service Provider and its Affiliates and designees shall be entitled to rely on any instructions or other information provided by authorized personnel designated by the Company, which shall initially be the Initial Transferred Executives (as defined in the Modification Agreement), and the Service Provider shall not be in breach of or in default under this Agreement as a result of any such reliance and shall not have any liability for acting in accordance with such instructions.
2.03    Other Activities of the Service Provider.
(a)    Nothing herein contained shall, consistent with past practice, (a) prevent the Service Provider or its Affiliates from engaging in other activities, including the rendering of advice or services to Other Service Recipients; (b) limit or restrict the right of any director, manager, officer, employee, or stockholder of the Service Provider or its Affiliates to engage in any other business or to render advice or services of any kind to any other Person; or (c) with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.
(b)    The Service Provider shall have the right and sole discretion to establish priorities, as between the Service Provider (and its Affiliates) and the Other Service

Recipients, on the one hand, and the Company on the other hand, as to the provision of the Transition Services; provided, however, that the Service Provider shall, and shall cause its Affiliates to, use commercially reasonable efforts to, maintain sufficient resources to perform the Transition Services in accordance with this Agreement.
2.04    Warranties. The Service Provider represents, warrants, and covenants to, and agrees with, the Company that: (a) it has the full and unencumbered right and authority to enter into this Agreement; (b) nothing in this Agreement conflicts with or violates any other agreement to which the Service Provider is bound; and (c) it has and will maintain all approvals, rights, consents, licenses, leases, permits and authorizations necessary to execute, deliver and perform its obligations under this Agreement and grant the Company the right to access and use the Transition Services.
2.05    DISCLAIMER. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE III.

SERVICE CHARGES AND REIMBURSEMENT OF SPECIFIED EXPENSES.
3.01    Service Charges. In consideration for the Transition Services to be provided by the Service Provider hereunder, REIT TRS shall pay, and the Company shall cause REIT TRS to pay, to the Service Provider (i) the sum of $428,571.00 per month during the period beginning on the Effective Date and ending on September 30, 2014, with the first payment being due on the Effective Date and the next thirteen (13) payments being due on the first business day of each successive month, beginning in September 2013; provided that the payment due on July 1, 2014 shall instead be due on June 30, 2014 (the “Services Charges”) and (ii) an amount equal to $1,250,000.00 (in addition to any Service Charges that may be due on the same date) on the Self-Management Closing Date (as defined in the Modification Agreement).

ARTICLE IV.
TERM AND TERMINATION
4.01    Term; Survival. The term of this Agreement shall commence on the Effective Date and shall continue until September 30, 2014. This Agreement may be terminated prior to September 30, 2014 only by mutual written consent of the parties. In the event the Service Provider fails to perform the Transition Services in accordance with this Agreement, then Service Provider shall use commercially reasonable efforts to correct such failure, including by re-performing or performing such Transition Service. The terms and conditions of Articles V and VI shall survive any termination or expiration of this Agreement.

ARTICLE IV.
INDEMNIFICATION; LIMITATION ON LIABILITY
5.01    Indemnification by the Company. The Company shall indemnify and hold harmless the Service Provider and its Affiliates, including their respective officers, directors, managers, partners and employees, from all liability, claims, damages, taxes or losses and related expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”), arising in the performance of their duties hereunder, to the extent such Losses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland and the Charter. Notwithstanding the foregoing, the Service Provider shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity which the Service Provider shall be required to indemnify or hold harmless the Company pursuant to Section 5.02. Any indemnification of the Service Provider may be made only out of the net assets of the Company and not from stockholders of the Company.
5.02    Indemnification by Service Provider. The Service Provider shall indemnify and hold harmless the Company and its Affiliates, including their respective officers, directors, managers, partners and employees, from all Losses to the extent that such Losses are not fully reimbursed by insurance and are incurred by reason of the Service Provider’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.
5.03    Limitation on Liability. Notwithstanding any other provision contained in this Agreement, the Company and Service Provider agree that neither the Service Provider nor the Company will be liable to the other party, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of such party.

ARTICLE VI.
MISCELLANEOUS
6.01    Assignment to an Affiliate. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred, delegated or otherwise disposed of (whether voluntarily or involuntarily, directly or indirectly, by operation of law, merger, sale of stock, sale of assets or otherwise), by the Service Provider without the prior written consent of the Company. Notwithstanding the foregoing or any other provision of this Agreement, (a) the Service Provider may, without the prior consent of the Company, assign, transfer, delegate or otherwise dispose of, this Agreement, or any of its rights, interests or obligations hereunder to any Affiliate of Behringer Harvard Holdings, LLC, in whole or in part; provided, however, that such Affiliate remains an Affiliate of Behringer Harvard Holdings, LLC at all times following such assignment, transfer, delegation or other disposition and, if this Agreement is in whole assigned, transferred, delegated or disposed to such an Affiliate, signs a joinder agreement and is bound hereunder, but no such assignment, transfer, delegation or other disposition shall relieve the Service Provider of any of its obligations hereunder, (b) the Service Provider may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company, (c) this Section

6.01 shall not restrict and shall continue to be binding upon the successor in a Change of Control of Behringer Harvard Holdings, LLC, and (d) REIT TRS may, without the prior consent of the Service Provider, assign, transfer or delegate this Agreement or its rights, interests, obligations or assets acquired hereunder to any Affiliate of the Company, in whole or in part; provided that such Affiliate remains an Affiliate of the Company at all times following such assignment, transfer or delegation and such Affiliate signs a joinder agreement pursuant to which such Affiliate agrees to be bound by and comply with all of the terms and conditions of this Agreement; provided, however, that no such assignment, transfer, delegation or other disposition by REIT TRS shall relieve REIT TRS of any of its obligations hereunder. Any purported assignment, transfer, delegation or disposition by the Service Provider or REIT TRS in violation of this Section 6.01 shall be null and void ab initio.
6.02    Relationship of Service Provider and Company. The Company and the Service Provider are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
6.03    Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, the Service Provider’s performance of the services specified in this Agreement will cause the Service Provider to conduct part of the active trade or business of the Company, and the compensation specified in Article III includes both the payment of management fees and the reimbursement of specified costs incurred in the Service Provider’s conduct of the active trade or business of the Company. Therefore, the Service Provider and Company intend the Service Provider to be, and shall treat the Service Provider as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code. The Company and the Service Provider will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Service Provider pursuant to this Agreement of specified costs and wages and compensation. The Service Provider and the Company further recognize and intend that (i) as a result of the relationship created by this Agreement, reimbursements paid to the Service Provider pursuant to this Agreement are “flow-through funds” that the Service Provider is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) as a result of the Service Provider’s contractual duties under this Agreement, certain reimbursements under this Agreement are “flow-through funds” mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code. The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Service Provider as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.
6.04    Notices. Any notice, report, approval, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

To the Company:	Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: General Counsel
Attention: Daniel J. Rosenberg
Email: drosenberg@behringerharvard.com

Alston & Bird LLP
One Atlantic Center
With a copy (which shall not	1201 West Peachtree Street
constitute notice) to:	Suite 4200
Atlanta, GA 30309-3424
Attention: Rosemarie A. Thurston
Email: rosemarie.thurston@alston.com

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
Attention: Robert H. Bergdolt
Email: robert.bergdolt@dlapiper.com

To the Service Provider:	Behringer Harvard Multifamily REIT I Services
Holdings, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: M. Jason Mattox
Stanton P. Eigenbrodt
Email: jmattox@behringerharvard.com
seigenbrodt@behringerharvard.com

With a copy (which shall not	Jenner & Block LLP
constitute notice) to:	353 North Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
Jeffrey R. Shuman
Email: dbatterson@jenner.com
jshuman@jenner.com
Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 6.04. The failure of any Party to give notice shall not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

6.05    Modification. This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective permitted successors or permitted assignees.
6.06    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
6.07    Choice of Law; Venue. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.
6.08    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

6.09    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
6.10    Interpretation. The words “include” and “including,” and variations thereof, and the words “such as”, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties, and consequently this Agreement shall be interpreted without reference to any rule or precept of law to the effect that any ambiguity in a document be construed against the drafter.
6.11    Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
6.12    Headings. The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
6.13    Execution in Counterparts. This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
6.14    Facsimile Signatures. A facsimile or other electronic signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile or other electronic signature were an original.
6.15    No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation

By:	_/s/ Mark T. Alfieri_____________________ Name: Mark T. Alfieri Title: Chief Operating Officer

BEHRINGER HARVARD MULTIFAMILY REIT I SERVICES HOLDINGS, LLC

By:	_/s/ M. Jason Mattox________________ Name: M. Jason Mattox Title: Executive Vice President

REIT TRS HOLDING, LLC, a Delaware limited liability company

By:	_/s/ Mark T. Alfieri____________________ Name: Mark T. Alfieri Title: Chief Operating Officer

[Signature Page to the Transition Services Agreement]

Schedule A

HUMAN RESOURCES IMPLEMENTATION SERVICES
The following implementation services will be provided as reasonably directed by the Company in order to assist the Company’s on-boarded HR department employees (including those designated as Specified Employees in the Modification Agreement) through the one month anniversary of the Self-Management Closing Date:

•	Employee Onboarding Activities

•	Policy/Document Development

•	Benefits Implementation

•	Systems Revision/Implementation (HRIS)
Refer to Exhibit A for additional details with respect to Human Resources Implementation Services to be provided under this Agreement.
INFORMATION TECHNOLOGY INFRASTRUCTURE
The Service Provider will cooperate with and assist the Company with the wind down of the provision of IT services, including the transfer of data to the Company, by the Service Provider and its Affiliates (and oversee the termination thereof) prior to the Self Management Closing Date. Service Provider will make its IT employees available to the Company in connection therewith as reasonably requested by the Company.

A-1

EXHIBIT A – HUMAN RESOURCES IMPLEMENTATION SERVICES

Employee Onboarding	Policy/Document Development & Branding	Benefits Implementation	Systems (HRIS) – EzLabor, HRB, Payex	Other
Term from HPT and file closure process (draft and distribute notice/term letters to all employees and prepare internal term paperwork)	Company Policies (drafting/rebranding)	Broker discussions and evaluation of benefits
ADP – (Company set up, Data Transfer/upload, state tax registration) (1. Create all business unit, department, location, class within HRB & PayEx. 2. Add all custom fields that will appear in HRB and set-up auto flow into PayEx when necessary. 3. Define all Time Off policies and create them within the portal and set-up flow into EZLabor Manager system. 4. Detailed benefit/billing and create all plans within the portal (including all side bar content and related forms) 5. Enter all job titles and associated pay structure in HRB & PayEx. 6. Create e-Access profiles for all life events within HRB. 7. Customize manager and employee access within HRB. 8. Customize the Portal home page. 9. Enter employees and establish manager relationships in HRB & PayEx.
AAP development
Offer letters/JD’s (JD’s will need to be reviewed and approved by the Company).	Drug Free Workplace	Training and enrollment	Build Connection files with benefit providers	Applicant Tracking System (Balancetrak)
Background checks (coordination of distribution, submission, data review)	Anti-Harassment	Certificate of Prior Insurance	Test all systems for data audit	Recruiting sites (Monster, etc.)
Benefits Enrollment	Code of Business Conduct	Medical/Dental/Vision	Applicant Tracking (see Other)	Sharepoint
New personnel files and benefit files (file space)	Confidentiality Policy	Basic and Voluntary Life	Weekly calls with ADP implementation team	Banking set-up (Payroll)

Employee Onboarding	Policy/Document Development & Branding	Benefits Implementation	Systems (HRIS) – EzLabor, HRB, Payex	Other
OFAC, Credit Check, e-verify (if necessary)	Handbook	401(k)/Profit Sharing (Loans, Distributions)	Research state requirements (payroll, overtime, etc.)	Labor Law/Workers’ Comp postings
	Education Assistance/Professional Development	STD/LTD	Set up custom management Reports	Termination documents from advisor
	Employee Referral Bonus	Long Term Care	Timesheet implementation – set up payroll and holiday schedule
Cafeteria Plan and Flex Plans (address unused FSA matter)
Section 529 College Savings Plan
Financial Planning
COBRA Administration (Conexis)
Workers’ Compensation
State disability (if applicable)
Unemployment
AAP – engagement of administrator and program implementation

B- 2